Exhibit 5.1


November 12, 2002

Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045

Fiserv, Inc.
Registration Statement on Form S-4

Dear Sirs:

     I have acted as counsel to Fiserv, Inc., a Wisconsin corporation ("Fiserv"), in connection with its Registration Statement on Form S-4 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed issuance of shares of its Common Stock, $.01 par value (the "Shares"), and related Preferred Stock Purchase Rights (the "Rights"), in connection with the merger (the "Merger") of Fiserv Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Fiserv ("Merger Sub"), with and into AVIDYN, Inc., a Delaware corporation ("AVIDYN"), as contemplated by that certain Agreement and Plan of Merger, dated as of November 2, 2002 (the "Merger Agreement"), by and among Fiserv, Merger Sub and AVIDYN. The terms of the Rights are as set forth in that certain Shareholder Rights Agreement, dated as of February 23, 1998, as amended (collectively, the "Rights Agreement").

     In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Merger Agreement and the Restated Articles of Incorporation, as amended, and By-Laws, as amended, of Fiserv.

     Based upon the foregoing, I am of the opinion that:

     1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

     2. Subject to adoption of the Merger Agreement and approval of the Merger by the stockholders of AVIDYN, the Shares, when issued pursuant to the provisions of the Merger Agreement and in the manner contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable, subject to Section 180.0622(b) of the Wisconsin Business Corporate Law and judicial interpretations thereof.

     3. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Matters" in the Proxy Statement/Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit

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that I am an "expert" within the meaning of Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/S/ CHARLES W. SPRAGUE

Charles W. Sprague
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary